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Robert W. Baird & Company Incorporated
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

                             OSHKOSH B'GOSH, INC.
                       OFFER TO PURCHASE FOR CASH UP TO
                     2,000,000 SHARES OF ITS COMMON STOCK
                  AT A PURCHASE PRICE NOT IN EXCESS OF $22.00
                        NOR LESS THAN $19.00 PER SHARE


 THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT SAVINGS TIME, ON JULY 29, 1997, UNLESS THE OFFER IS EXTENDED.


To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

  OshKosh B'Gosh, Inc., a Delaware corporation (the "Company"), has appointed us to act as Dealer Manager in connection with its offer to purchase for cash 2,000,000 shares (or such lesser number of shares as are properly tendered) of its Class A Common Stock, par value $.01 per share (the "Class A Shares") and its Class B Common Stock, $.01 par value per share (the "Class B Shares") (collectively, the "Shares"), at a price not in excess of $22.00 nor less than $19.00 per Share in cash, as specified by its shareholders tendering their Shares, upon the terms and subject to the conditions set forth in its Offer to Purchase, dated June 30, 1997, and in the related Letter of Transmittal (which together constitute the "Offer").

  The Company will determine the single per Share price, not in excess of $22.00 nor less than $19.00 per Share, net to the seller in cash (the "Purchase Price"), that it will pay for Shares properly tendered pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 2,000,000 Shares of either class (or such lesser number of Shares as are properly tendered). All Shares acquired in the Offer will be acquired at the Purchase Price. All Shares properly tendered at prices at or below the Purchase Price and not withdrawn will be purchased at the Purchase Price, upon the terms and subject to the conditions of the Offer, including the proration and conditional tender provisions. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration or conditional tender will be returned. The Company reserves the right, in its sole discretion, to purchase more than 2,000,000 Shares pursuant to the Offer. See Sections 1 and 15 of the Offer to Purchase.

  If, prior to the Expiration Date (as defined in the Offer to Purchase), more than 2,000,000 Shares (or such greater number of Shares as the Company may elect to purchase) are properly tendered and not withdrawn, the Company will, upon the terms and subject to the conditions of the Offer, accept Shares for purchase (i) first from Odd Lot Holders (as defined in the Offer to Purchase) of either Class A Shares or Class B Shares who properly tender all applicable Shares beneficially owned by such Odd Lot Holder at or below the Purchase Price, (ii) second, after purchase of all of the foregoing shares, all Shares conditionally tendered, for which the condition was satisfied, and all other Shares tendered unconditionally at prices at or below the Purchase Price, on a pro-rata basis and (iii) third, if necessary, Shares conditionally tendered, for which the condition was not satisfied, at prices at or below the Purchase Price, selected by random lot. If any shareholder tenders all of his or her Shares and wishes to avoid proration or to limit the extent to which only a portion of such Shares may be purchased because of the proration provisions, such shareholder may tender Shares subject to the condition that a specified minimum number of Shares (which may be represented by designated stock certificates) or none of such Shares be purchased. The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered all Shares owned, beneficially or of record, at or below the Purchase Price and who, as a result of proration, would then own, beneficially or of record, an aggregate of
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fewer than 100 Class A Shares and/or fewer than 100 Class B Shares. If the
Company exercises this right, it will increase the number of Shares that it is offering to purchase by the number of Shares purchased through the exercise of the right. See Sections 1, 3 and 6 of the Offer to Purchase.

  THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7 OF THE OFFER TO PURCHASE.

  For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase, dated June 30, 1997;

  2. Letter to Clients which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  3. Letter, dated June 30, 1997, from Douglas W. Hyde, Chairman and Chief Executive Officer of the Company, to shareholders of the Company;

  4. Letter of Transmittal for your use and for the information of your clients (together with accompanying Form W-9); and

  5. Notice of Guaranteed Delivery to be used to accept the Offer if the Share certificates and all other required documents cannot be delivered to the Depositary by the Expiration Date or if the procedure for book-entry transfer cannot be completed on a timely basis.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, EASTERN DAYLIGHT SAVINGS TIME, ON JULY 29, 1997, UNLESS THE OFFER IS EXTENDED.

  No fees or commissions will be payable to brokers, dealers or any person for soliciting tenders of Shares pursuant to the Offer other than fees paid to the Dealer Manager, the Information Agent or the Depositary as described in the Offer to Purchase. The Company will, however, upon request, reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to the beneficial owners of Shares held by you as a nominee or in a fiduciary capacity. The Company will pay or cause to be paid any stock transfer taxes applicable to its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

  In order to take advantage of the Offer, a duly executed and properly completed Letter of Transmittal and any other required documents should be sent to the Depositary with either certificate(s) representing the tendered Shares or confirmation of their book-entry transfer, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  As described in Section 3, "Procedures for Tendering Shares," of the Offer to Purchase, tenders may be made without the concurrent deposit of stock certificates or concurrent compliance with the procedure for book-entry transfer if such tenders are made by or through a broker or dealer which is a firm or other entity that is a member in good standing of a registered national securities exchange, or a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office, branch or agency in the United States. Certificates for Shares so tendered (or a confirmation of a book-entry transfer of such Shares into the Depositary's account at one of the "Book-Entry Transfer Facilities" described in the Offer to Purchase), together with a properly completed and duly executed Letter of Transmittal and any other documents required by the Letter of Transmittal, must be received by the Depositary within three (3) Nasdaq trading days after timely receipt by the Depositary of a properly completed and duly executed Notice of Guaranteed Delivery.

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  Any inquiries you may have with respect to the Offer should be addressed to
Robert W. Baird & Co. Incorporated or to the Information Agent at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase.

  Additional copies of the enclosed material may be obtained from the undersigned, telephone: 888-224-7326 (toll free) or from the Information Agent, Georgeson & Company Inc., telephone: (212) 440-9800 or (800) 223-2064 (toll free).

                                          Very truly yours,

                                          Robert W. Baird & Co. Incorporated

Enclosures

  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR ANY OF ITS AFFILIATES, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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